Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of German American Bancorp, Inc. on Forms S-3 and S-8 (333-35650, 333-131034 and 333-80605) of our report dated February 29, 2008 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2007.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Louisville, Kentucky
March 10, 2008

Exhibit 23